SHARE PURCHASE AGREEMENT

by and between

SFMT-CIS, INC.

and

BELMARK ENTERPRISES, INC.

Dated December 15, 2006

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2006 (the “Execution Date”), is made by and between:

(1)	SFMT-CIS, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (the “Buyer”), and

(2)	BELMARK ENTERPRISES INC., a Business Company incorporated in the territory and under the laws of the British Virgin Islands (the “Seller”).

(Buyer and Seller are collectively referred to as the “Parties” and each individually as a “Party”).

W I T N E S S E T H :

WHEREAS:

(A)	Kolangon-optim LLC (“Kolangon”), a limited liability company registered and existing under the laws of the Russian Federation, is 100% owned by FORTLAND LIMITED, an International Business Company formerly incorporated in the territory and under the laws of the British Virgin Islands and re-registered as a BVI business company as of October 27, 2006 (“Fortland”);

(B)	Buyer is a wholly-owned subsidiary of Golden Telecom, Inc., a Delaware corporation (“GTI”);

(C)	The share capital of Fortland consists of 1,000,000 issued and outstanding shares with a par value of USD0.01 each share;

(D)	Seller is the legal, record and beneficial owner of 850,000 shares issued by Fortland representing eighty-five percent (85%) of all the issued and outstanding shares of Fortland, and NAVIC CONSULTING LTD., an International Business Company incorporated in the territory and under the laws of the British Virgin Islands, registration number 686374, is the legal, record and beneficial owner of 150,000 shares issued by Fortland representing fifteen percent (15%) of all the issued and outstanding shares in Fortland;

(E)	At the Closing Seller will be the legal, record and beneficial owner of 200,000 preferred shares (resulting from the conversion of the Seller Shares into the Preferred Shares (all as defined below)), representing 100% of the total issued and outstanding preferred shares of Fortland and 20% of the aggregate issued and outstanding share capital of Fortland;

(F)	Kolangon and Kolangon Subsidiaries intend to provide DVB-T broadcast services over decimeter TV channels with 8 MHz bandwidth designed for DVB-T broadcasting in certain areas of the Russian Federation, and are the owners of certain telecommunications licenses and permits, as further described herein; and

(G)	Buyer desires to purchase from Seller, and Seller desires to sell to Buyer 650,000 shares of Fortland which shall represent at Closing sixty-five percent (65%) of the issued and outstanding share capital of Fortland, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Action” means any action, claim, suit, litigation, arbitration or other proceeding by or before any Governmental Entity.

"Acquisition Shares” means 650,000 shares of Fortland, representing as of the Execution Date sixty-five percent (65%) of all voting shares of Fortland issued and outstanding, and of which the Seller is the legal, record and beneficial owner.

"Adjustment Amount” has the meaning set forth in Section 2.3(a).

"Adjustment Date” means the date of expiration of a thirty (30) month period following the Closing Date.

"Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to an individual, “Affiliate” shall also mean such individual’s spouse and other immediate relatives.

"Agreement” means this Share Purchase Agreement, as the same may be duly amended, modified or supplemented from time to time.

"Authorization” means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given, required or otherwise made available by any Governmental Entity.

"Business Day” means a day other than a Saturday or Sunday, on which banks are generally open for business in Moscow, Russian Federation and New York, New York (USA).

"Buyer” has the meaning set forth in the Preamble to this Agreement.

"Closing Date” has the meaning set forth in Section 3.1.

"Companies” means Fortland, Kolangon and each Kolangon Subsidiary collectively, and “Company” means any of them.

"Conditions Subsequent” has the meaning set forth in Section 3.5.

"Conditions Subsequent Date” means October 20, 2007.

"Contracts” has the meaning set forth in Section 5.15.

"Conversion” means the conversion or swap of the Seller’s Shares to the preferred shares to be authorized and issued to the Seller by Fortland at 1:1 ratio, where

(i)	so authorized preferred shares shall (1) be equal in number to the Seller’s Shares; (2) have no voting rights; (3) have the same dividend rights are common shares of Fortland; and

(ii)	after the conversion the Seller’s Shares shall be cancelled by Fortland.

"Cut-Off Date” means the last day of a three (3) month period after the Effective Date.

"DVB-T” means the digital terrestrial television standard of broadcasting commonly referred to as Digital Video Broadcasting-Terrestrial (DVB-T).

"DVB-T Services” means DVB-T broadcast services over decimeter television channels with eight-megahertz (8 MHz) bandwidth designed for DVB-T broadcasting.

"Execution Date” has the meaning set forth in the Preamble hereto.

"FAS” means the Federal Antimonopoly Service of the Russian Federation and its regional representative agencies.

"FAS Approval” means the approval by FAS for the indirect acquisition by the Buyer of the Kolangon and the Kolangon Subsidiaries.

"Fair Value” means, for the purpose of Section 2.3(b), the value determined in accordance with Section 4 of the Option Agreement (as if the Seller’s Shares were the Option Shares for the purpose of the Option Agreement).

"Final Installment” means a second installment of the Purchase Price in the amount of $11,100,000 (eleven million one hundred thousand), payable in accordance with Section 2.2(b) of this Agreement.

"Final Installment Date” has the meaning set forth in Section 2.2(b).

"First Installment” means the first installment of the Purchase Price in the amount of USD 38,620,648.71 (thirty eight million six hundred twenty thousand six hundred forty eight and 71/100 USD)

"Financial Statements” has the meaning set forth in Section 5.8(a).

"Fortland” means FORTLAND LIMITED, a BVI business company (IBC number 669724, BVI company number 1059968), organized and existing under the laws of the British Virgin Islands, as more fully described in Part A of Exhibit 1.

"Governmental Entity” means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, rayon, municipal, local or foreign parliament or government, (b) court, arbitral or other tribunal, (c) governmental authority of any nature, and including but not limited to international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“GTI” means Golden Telecom, Inc., a Delaware corporation.

"Installment” means either of the First Installment or the Final Installment, and “Installments” means both of them.

"Intellectual Property” has the meaning set forth in Section 5.16.

"Interest” means a one hundred percent (100%) participatory interest in the charter capital of Kolangon, or where the context requires, a one hundred percent (100%) participatory interest in the charter capital of each Kolangon Subsidiary.

"Kolangon” means OOO Kolangon-optim, a limited liability company organized and existing under the laws of the Russian Federation, as more fully described in Part B of Exhibit 1.

"Kolangon Subsidiaries” means wholly owned subsidiaries of Kolangon as described in Part C through Part H (both inclusive) of Exhibit 1, collectively, and “Kolangon Subsidiary” means any of them.

"Laws” means all laws, statutes, constitutions, treaties, normative acts, rules, regulations, policies, standards, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, instructions, information letters, injunctions and determinations of any Governmental Entity.

"Lender” means GTS Finance, Inc. which is an Affiliate of the Buyer designed by the Buyer to be a party to the Loan Agreement.

"Lien” means any charge or claim, community property interest, condition, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including Permitted Lien.

"Loan Agreement” means a loan agreement to be entered into prior to the Closing Date under which the Lender has agreed to make a loan to Navic on the terms and subject to the conditions set forth therein.

"Material Adverse Effect” means any event, change or effect that individually or when taken together with all other such events, changes or effects is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operation of the Companies, taken as a whole (including, an event or change that may reasonably be expected to result in revocation, suspension or material modification of the Required Permits).

"Navic” means NAVIC CONSULTING LTD, a private company (IBC number 686374) organized and existing under the laws of the British Virgin Islands, as more fully described in the Option Agreement.

"Navic Shares” means 150,000 shares of Fortland, representing as of the Execution Date fifteen percent (15%) of all voting shares of Fortland issued and outstanding, and of which the Navic is the legal, record and beneficial owner.

"Organizational Documents” means the charter, certificate of incorporation, memorandum of association, articles, foundation agreement, partnership agreement or other charter documents or by-laws of a Person.

"Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

“Permitted Debt” means the debt of Kolangon arising from loan agreements under which Kolangon borrowed money as described in Exhibit 5 hereto (in the amount of aggregate principal).

"Permitted Lien” means

(i) a statutory Lien for current Taxes or assessments or other governmental charges not yet due and payable, if such Taxes are being contested in good faith and any accrual for Taxes that have been reflected on the Financial Statements and the adequate reserves are made against such Taxes;

(ii) such other Liens, imperfections in title, charges, easements, restrictions, encumbrances and other matters of a similar nature which have been specifically agreed to in writing by Buyer prior to the Execution Date;

(iii) a Lien or charge securing indebtedness (if any) to be assumed hereunder by Buyer or contemplated hereunder to become the obligation of Buyer;

(iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business securing amounts not exceeding in the aggregate USD 100,000 and not affecting the assets which are material for the business of the Companies as presently conducted; and

(v) a Lien expressly provided for by the terms and conditions of any lease or license.

"Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

"Pledge Agreement” means a pledge agreement entered into among the Lender, Navic (as a pledgor) and Fortland to secure the obligations of Navic under the Loan Agreement substantially in the form attached to the Loan Agreement.

"Preferred Shares” means the preferred shares (without voting rights but with the dividends rights similar to dividend rights of the voting shares of Fortland) resulting from the Conversion of the Seller’s Shares.

"Purchase Price” means the amount of USD fifty-one million two hundred eighty-one thousand ($51,281,000) (subject to the satisfaction of the Conditions Subsequent), as may be adjusted in accordance with Section 2.3 and with the other the terms hereof.

"RAP” means accounting standards and principles generally accepted in the Russian Federation.

“Real Property” has the meaning set forth in Section 5.18.

“Register” means the share register of Fortland maintained according to the International Business Companies Act (Cap.291), British Virgin Islands or the register of members of Fortland maintained according to the BVI Business Companies Act, 2004, as applicable.

"Required Permits” means permits and licenses listed in Exhibit 4.

"Required Transmitter” has the meaning set forth in Section 3.5(a)(i).

"Seller” has the meaning set forth in the Preamble to this Agreement.

"Seller’s Shares” means all Shares held by the Seller other than the Acquisition Shares.

"Share Option Agreement” means a share option agreement to be entered into prior to the Closing Date by and among the Seller, the Buyer and Navic, which is in the agreed from.

"Shares” means shares of capital stock of Fortland (common or preferred, including the Preferred Shares).

"Taxation Authority” means any Governmental Entity or other authority whatsoever competent to impose any Taxes in the Russian Federation, the United States of America (federal and state) or the British Virgin Islands.

"Taxes” means any federal, state, territorial, oblast, okrug, regional, municipal, local or foreign and other tax, assessment, duty or similar charge of any kind whatsoever, including any corporate franchise, income, profit, sales, use, ad valorem, receipts, value added, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social fund, pension fund, environmental or other tax or levy, and including any interest, penalties and additions imposed with respect to such amounts.

"Transaction Documents” means this Agreement, the Loan Agreement, the Pledge Agreement and the Option Agreement.

"Transfer Instrument” means an act of transfer of the Interest from Seller to Buyer to be acknowledged by Fortland, substantially in the form of Exhibit 2.

"USD” or “$” shall mean the lawful currency of the United States of America.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) a reference to a section or paragraph of or a schedule is a reference to a section or paragraph of or a schedule of this Agreement;

(b) a reference to “Purchase Price,” “Acquisition Shares”, “Seller’s Shares”, or “Shares” shall include a reference to any part thereof;

(c) reference to a document in the “agreed terms” or “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party to such document;

(d) the terms “include” and “including” shall be deemed to be followed by the words “without limitation” where not so followed;

(e) a reference to “an agreement” includes any contract, concession, deed, undertaking, instrument or other contractual arrangement;

(f) a reference to an agreement shall be construed as a reference to such agreement as it may be amended, varied, supplemented, novated or assigned from time to time;

(g) all annexes, exhibits, supplements, recitals and amendments to this Agreement (including any amendment agreement) shall form an integral part of this Agreement;

(h) words denoting the singular include the plural and vice versa; and

(i) a reference to Moscow shall include a reference to Moscow region (oblast), a reference to St.-Petersburg shall include reference to Leningrad region (oblast).

ARTICLE II

PURCHASE AND SALE OF THE INTEREST

Section 2.1 Purchase and Sale of the Acquisition Shares.

(a) Subject to all of the terms and conditions of this Agreement and in reliance on the covenants, representations and warranties contained herein, on the Closing Date Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s ownership rights, title and interest in and to the Acquisition Shares, free and clear of any Liens.

(b) All dividends and other distributions (if any) received by Seller after the Closing Date in respect of the Acquisition Shares shall forthwith be transferred by Seller to Buyer.

Section 2.2 Purchase Price.

The Purchase Price shall be paid by the Buyer to the Seller in two (2) Installments:

(a) The First Installment shall be paid by the Buyer on the Closing Date in accordance with Section 3.2(a)(ii); and

(b) The Final Installment shall be paid by the Buyer on the next Business Day following the date on which all Conditions Subsequent have been fulfilled subject to Section 3.5 (the “Final Installment Date”).

Section 2.3 Adjustment to the Purchase Price

(a) If any Installment shall have been paid by the Buyer, and Kolangon shall have failed to obtain all Required Permits on the Adjustment Date:

(i) in respect of any one or more of the cities listed in Exhibit 3 (other than the cities of Krasnoyarsk, Kazan, Nizhni Novgorod, Ufa and Novosibirsk), then the Purchase Price shall be decreased by the amount of USD four hundred six thousand six hundred sixty-seven ($406,667) for each such city; and

(ii) in respect of any one or more of the cities of Krasnoyarsk, Kazan, Nizhni Novgorod, Ufa and Novosibirsk, then the Purchase Price shall be decreased by the amount of USD one million ($1,000,000) for each such city

(the aggregate amount so determined on the Adjustment Date is the “Adjustment Amount”), then the Purchase Price shall be decreased by the Adjustment Amount.

(b) Within ten (10) Business Days following the Adjustment Date, Seller shall confirm to Buyer that Kolangon or the relevant Kolangon Subsidiaries, as applicable has obtained the Required Permits for the cities listed on Exhibit 3 hereto or, if the Seller has failed to obtain any Required Permits, then the Seller shall:

(i) pay to the Buyer the Adjustment Amount within thirty (30) days following the Adjustment Date pursuant to Section 2.3(a) above; or

(ii) deliver to the Buyer a written notice of commencement of the actions necessary to determine the Fair Value of the Seller’s Shares pursuant to the Share Option Agreement. After determination of the Fair Value of the Seller’s Shares, Seller shall be entitled (in its sole discretion) to either :

(1)	pay to the Buyer the Adjustment Amount within 10 days following the determination of the Fair Value of the Seller’s Shares, or

(2)	discharge its obligations to pay the Adjustment Amount by transferring to the Buyer full title to the relevant number of the Seller’s Shares (free and clear of any Liens other than Permitted Liens referred to in paragraph (ii) of the definition of the Permitted Lien). with the aggregate Fair Value equal to the amount of the Adjustment Amount, provided that where such Fair Value shall be below the Adjustment Amount due, the Seller shall forthwith (but in any event on demand) pay the balance to the Buyer.

ARTICLE III

CLOSING

Section 3.1 Closing Date.

The closing of the transactions contemplated hereby shall occur on the next Business Day following receipt by Seller of a confirmation by Buyer to Seller in the form of Exhibit 6 (the “Buyer’s Confirmation Notice”) of the satisfaction (or waiver) of the conditions precedent set forth in Article IV of which Seller shall have notified Buyer in writing in the form of Exhibit 7 (the “Sellers’ Notice on Conditions Precedent”). Within 2 (two) Business Days following receipt by Buyer of the Sellers’ Notice on Conditions Precedent, Buyer shall furnish to Seller Buyer’s Confirmation Notice or a letter of disagreement stating the reasons for failure by Buyer to furnish Buyer’s Confirmation Notice. The date and time at which the Closing actually occurs is referred to herein as the “Closing Date”.

The Closing shall take place at 17:00 p.m. of the Closing Date in the offices of Moscow representative office of Golden TeleServices, Inc., located at 1 Kozhevnicheskiy Proezd, Moscow 115114, Russia.

Section 3.2 Actions on the Closing Date.

(a) On or immediately before the Closing Date:

(i) Seller shall deliver to the Buyer:

(1)	a duly executed Transfer Instrument;

(2)	a resolution of the directors of Fortland approving the transfer of the Acquisition Shares to the Buyer, cancelling the stock certificate of the Seller and authorizing the issuance of the stock certificate to the Buyer in respect of the Acquisition Shares and to the Seller in respect of the Preferred Shares;

(3)	a duly certified copy of the Register showing the Buyer as the sole owner of the Acquisition Shares free and clear of any Liens (other than Permitted Liens);

(4)	a stock certificate in respect of the Acquisition Shares signed by the directors of Fortland;

(5)	an extract from Unified State Register of Legal Entities of the Russian Federation in respect of registration and ownership of Kolangon and each Kolangon Subsidiary, dated no later than five (5) Business Days prior to the Closing Date;

(6)	a resignation letter from each of the general manager and chief accountant resigning from their respective positions with Fortland, Kolangon and each Kolangon Subsidiary without any claims;

(7)	written evidence of termination of all powers of attorney issued by Fortland, Kolangon and Kolangon Subsidiaries;

(8)	a certified copy of the decision of the respective corporate body of the Seller authorizing the sale of the Acquisition Shares to the Buyer and the execution and performance by the Seller of the Transaction Documents to which it is a party;

(9)	Sellers’ Notice on Conditions Precedent.

(ii) After all conditions specified in Section 3.2(a)(i) and Section 4.1 have been fulfilled by Seller, Buyer shall pay the First Installment to the Seller to the bank account of Seller specified in Section 10.10 and countersign the Transfer Instrument, which shall be executed by Seller and acknowledged by Fortland.

(b) The Seller shall procure that the following shall occur on or before the Closing Date:

(i) the general meeting of the shareholders of Fortland shall be held where (1) the board of directors shall be elected (including election of the Buyer’s nominees);

(ii) the meeting of the participants of Kolangon shall be held where Fortland being the sole participant of Kolangon approves the appointment of the Buyer’s nominees to the positions of general director and chief accountant;

(iii) the meeting of the participants of each Kolangon Subsidiary shall be held where Kolangon being the sole participant of each Kolangon Subsidiary approves the appointment of the Buyer’s nominees to the positions of general director and chief accountant of each Kolangon Subsidiary;

(iv) the nominees of the Buyer shall be appointed as signatories to the bank accounts of Kolangon and Kolangon Subsidiaries;

Section 3.3 Transfer Taxes.

(a) All applicable sales, withholding, and transfer Taxes (including any stock transfer Taxes due as a result of the purchase and sale of the Acquisition Shares and Taxes, if any, imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with any of the transactions contemplated hereby will be the responsibility of, and be paid by, the Seller in accordance with applicable Law. All payments to be made by the Buyer in connection with this Agreement are inclusive of any value added or similar Taxes. The Buyer shall have no gross-up or similar obligations to the Seller in connection with the payments by the Buyer hereunder.

(b) All charges and fees, if any, related to the registration of the Acquisition Shares shall be paid by Buyer.

Section 3.4 Failure to Close

If the Seller fails to complete the closing as set forth in Section 3.2(a) above (all of which are for the benefit of the Buyer), then the Buyer shall be entitled to terminate this Agreement (without any liabilities on its part), waive any such conditions or defer the Closing Date (as it deems fit in its sole discretion).

Section 3.5 Conditions Subsequent.

(a) The obligation of the Buyer to pay to the Seller the amount of Final Installment as specified in Section 2.2 of this Agreement is subject to fulfillment of the following conditions subsequent on or before the Condition Subsequent Date (the “Conditions Subsequent”):

(i) at least one (1) two-kilowatt (2kW) DVB-T transmitter has been properly permanently installed by Kolangon or any Kolangon Subsidiary on the Ostankino television tower in Moscow (located at Akademika Koroleva St, Moscow) or on another television tower in Moscow acceptable to the Buyer in compliance with all applicable Laws, regulations and permits (such one transmitter — the “Required Transmitter”);

(ii) all Authorizations related to the installation and operations of the Required Transmitter;

(iii) the representations and warranties by the Seller are true, complete and accurate and not misleading;

(iv) a signal from the installed transmitter(s) (including the Required Transmitter) to provide DVB-T Services has been in the air for thirty (30) consecutive days and continues to be in the air as confirmed by the relevant certificate signed by the Seller, the Buyer and/or third party expert (including Governmental Entity capable of acting as such third party expert).

(b) In the event that the Conditions Subsequent are not satisfied on the Conditions Subsequent Date, then the Buyer may, in its sole direction:

(i) waive the Conditions Subsequent in writing, provided that in this case, the Buyer shall not be required to pay the Final Installment or any part thereof; and/or

(ii) defer the Condition Subsequent Date by written notice to the Seller.

(c) The Seller covenants with the Buyer to procure that the Conditions Subsequent are satisfied on or before the Condition Subsequent Date. The Buyer agrees to (i) cooperate with the Seller (through exercise its voting rights in Fortland) to achieve the satisfaction of the Conditions Subsequent, and (ii) save where a Material Adverse Effect may reasonably be expected to occur, concur (to the extent of its voting rights in Fortland) with the actions proposed by the Seller to achieve the satisfaction of the Condition Subsequent.

(d) The Buyer shall take all reasonable efforts to procure that the Conditions Subsequent are satisfied on or before the Condition Subsequent Date. However, should the General Director of Kolangon have been appointed by Buyer without Seller’s consent and the Conditions Subsequent fail to be satisfied by the Condition Subsequent Date, then the Buyer shall be obligated to pay the Final Installment on the next Business day following Condition Subsequent Date.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent.

The obligations of Buyer to purchase the Acquisition Shares and effect Payment of the Purchase Price hereunder are subject to satisfaction of the following conditions on and as of each of the Closing Date:

(a) the representations and warranties by the Seller are true, complete and accurate and not misleading.

(b) Seller shall have fully performed and complied with its obligations under Article VII.

(c) there shall have been no Material Adverse Change and no events, facts or circumstances (including any ongoing, pending or threatened litigation) shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

(d) The Transaction Documents shall have been executed by the parties thereto (other than Buyer) and are in full force and effect.

(e) Seller shall have caused Fortland to effect Conversion of the Seller’s Shares into Preferred Shares at no cost to Fortland.

(f) all consents, approvals and actions of, filings with and notices to any Governmental Entity which are required to have been obtained, made or given (as applicable) by Seller or Buyer pursuant to applicable Laws (including FAS Approval) and are necessary for the performance of the obligations of the Seller or the Buyer under this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity shall have occurred.

(g) the results of the due diligence exercise concluded by Buyer and its advisers in respect of, inter alia, the Companies’ legal status, obligations or financial position, technical issues and tax status.

(h) Seller shall have delivered to Buyer the Financial Statements, certified by Buyer and each respective Company as true and correct.

(i) a certified copy of the Organizational Documents of the Companies shall have been delivered to the Buyer; and

(j) Kolangon and Kolangon Subsidiaries (jointly taken as a group) shall have obtained Required Permits to provide DVB-T Services at least as follows:

(i) minimum seven (7) channels in Moscow;

(ii) minimum five (5) channels in St. Petersburg,

(iii) minimum one (1) license to provide communications services for air broadcasting,

and such Required Permits shall be in full force and effect; Kolangon and the relevant Kolangon Subsidiary shall be in full compliance therewith, and there shall be no official action taken by the appropriate Governmental Entity to revoke, modify (to the extent such modification can reasonably be expected to have material adverse effect on the financial position, business or prospect of the Company), terminate or suspend the same.

Section 4.2 Failure to Satisfy the Conditions.

If the conditions to closing set forth in Section 4.1 above (all of which are for the benefit of Buyer) are not met to the Buyer’s satisfaction on the Cut-Off Date, then the Buyer shall be entitled to terminate this Agreement (without any liabilities on its part), waive any such condition (without prejudice to its remedies hereunder), or defer the Closing Date (as it deems fit in its sole discretion) and then the terms of Section 4.1. and 4.2 shall apply to the so deferred Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Execution Date and up to the Closing Date (unless otherwise indicated), as follows:

Section 5.1 Organization and Authority.

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the British Virgin Islands, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar Laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3 Non-Contravention.

The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of Authorization or obligation of Seller to any Person, or result in the creation of any Lien (other than Permitted Liens) upon the property or assets of Seller under, any of the terms, conditions or provisions of (1) the charter documents, certificate of incorporation or by-laws or other constitutive documents of Seller, or (2) any covenant or agreement to which Seller is a party or by which the property or the assets of Seller are bound, or (3) any Law in respect of which Seller is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Seller to consummate the transactions contemplated hereby.

Section 5.4 Regulatory and Other Approvals.

Seller is not required to obtain any Authorization or any consent, permission, waiver, allowance, authorization, notification, application, permit, certificate or other approval granted, given, required or otherwise made available by any Person (other than a FAS Approval), in connection with the execution, delivery and performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby.

Section 5.5 Ownership of the Acquisition Shares and the Seller’s Shares

The Seller is and shall continue to be the legal, beneficial and record owner of the Acquisition Shares and the Seller’s Shares and such ownership is and shall at all times be free and clear of any Liens (save in respect of the Seller’s Shares only, the Permitted Liens referred to in paragraph (ii) of the definition of this term). On the Closing Date, Seller will convey to Buyer the ownership of the Acquisition Shares, free and clear of any Liens other than Permitted Liens and those Liens or rights created or caused by Buyer, and as of the Closing Date, the Acquisition Shares shall constitute 65 (sixty-five) per cent of the issued and outstanding shares of capital stock or other ownership or equity interest of the Company (on a fully diluted basis). On the Closing Date, the Seller’s Shares shall have been converted into the Preferred Shares.

Section 5.6 Capitalization of Fortland

(a) Fortland has no other shares of capital stock (whether common or preferred shares) that are issued and outstanding or have been authorized for issuance other than 1,000,000 shares of common stock, with a nominal value of USD 0.01 per share, all of which have been validly issued and are outstanding, and such capitalization is duly reflected in the Organizational Documents of Fortland. All of the Shares have been issued, acquired and fully paid for in accordance with applicable Laws. All required Authorizations and corporate approvals were duly and timely obtained or made in connection with the issuance of the Shares. On the Closing Date, other than the Preferred Shares, the Acquisition Shares and the Navic Shares there shall be no other Shares (issued, outstanding, authorized or otherwise).

(b) All material Authorizations required under applicable Law in connection with the acquisition of any shares of capital stock in Fortland by any purchaser were duly and timely obtained or made. All consents or waivers from third parties (if any) in connection with any acquisition of the Acquisition Shares were duly and timely obtained. There are no treasury shares, and there are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of the Acquisition Shares or any other securities of or ownership or equity interest in the Acquisition Shares. The Seller is not obligated, now or in the future, contingently or otherwise, to issue, purchase or redeem capital stock of, or ownership or equity interest in, the Acquisition Shares or any other securities of the Acquisition Shares to or from any Person.

(c) Seller is not liable (contingently or otherwise) whether pursuant to an agreement, Organizational Documents of the Companies or otherwise, to provide additional funding to the Companies, whether exchangeable or not exchangeable for shares of capital stock, options, warrants or other rights to purchase any Fortland securities.

Section 5.7 Organization of the Seller and the Companies

(a) Seller is a business company duly organized and registered and validly existing under the Laws of the British Virgin Islands, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its assets and properties (including any Intellectual Property) in the places where it maintains offices and where its assets and properties are owned, leased or operated.

(b) Fortland is a business company duly organized and registered and validly existing under the Laws of the British Virgin Islands, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its assets and properties (including any Intellectual Property) in the places where it maintains offices and where its assets and properties are owned, leased or operated. Copies of the Organizational Documents (as amended through the Execution Date ), other organizational documents, pledge books, shareholders registers and corporate minutes of Fortland have heretofore been made available to Buyer and are true, correct and complete. Other than Kolangon, Fortland has no subsidiaries or branches.

(c) Each of Kolangon and the Kolangon Subsidiary is a limited liability company duly organized and registered and validly existing under the Laws of the Russian Federation, with full power and authority to carry on its business as presently conducted by it and to own, lease and operate its assets and properties (including any Intellectual Property) in the places where it maintains offices and where its assets and properties are owned, leased or operated. Copies of the Organizational Documents (as amended through the Execution Date), other organizational documents, the pledge book and corporate minutes of each Company (other than Fortland) have heretofore been made available to Buyer and are true, correct and complete.

(d) All meetings of the shareholders, as well as of the boards of directors, as applicable, of the Companies were duly convened according to the procedures provided for in the organizational documents of each such company and in accordance with applicable Laws; and all “interested party transactions” and “major transactions”, as such terms are defined under the Laws of the Russian Federation, involving the Company (other than Fortland), have been duly approved by the shareholders, or the board of directors, of, the Company (other than Fortland), as required under the applicable Laws of the Russian Federation.

Section 5.8 Financial Statements.

(a) Seller has heretofore furnished to Buyer unaudited financial statements (the “Financial Statements”) of Kolangon consisting of Balance Sheets as of December 31, 2003, December 31, 2004 and December 31, 2005 and Income Statements for the periods then ended and unaudited interim Financial Statements of Kolangon and the Kolangon Subsidiaries for the nine months ended September 30, 2006.

(b) The Financial Statements of Kolangon and financial statements of each Kolangon Subsidiary have been prepared and are maintained in accordance with RAP and applicable Laws. All documents based on which such financial statements have been prepared are in good order and in possession of Kolangon or the relevant Kolangon Subsidiary.

(c) All accounting records and books are maintained by Kolangon and each Kolangon Subsidiary in accordance with RAP and applicable Laws.

(d) Fortland has no financial statements.

Section 5.9 Absence of Certain Changes or Events.

Since the date of the most recent Financial Statements, there has not been, with respect to the Companies, or their respective businesses, properties or assets:

(a) any Material Adverse Effect in the financial condition, business, prospects, assets or results of operations of the Seller or the Companies each taken individually or taken as a whole;

(b) any destruction, damage by fire, accident or other casualty or act of God of or to any of properties or assets of the Companies, whether or not covered by insurance;

(c) any material indebtedness or other obligations or liabilities incurred, except to the extent such material indebtedness or other obligations or liabilities, as the case may be, are the subject of an agreement, contract or other instrument set forth on Schedule 1, or otherwise involve an amount equal to or below USD 100,000 (One hundred thousand); and

(d) except with respect to any action expressly permitted under the terms of this Agreement, any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article VII.

Section 5.10 Foreign Corrupt Practices Act.

Neither the Seller, the Companies nor any director, officer, agent, employee or other Person acting on behalf of the Seller or any Company has, in the course of his, her or its actions for, or on behalf of, the Seller or any Company, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any governmental agency, department or instrumentality, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof. Neither the Seller, any Company, nor any director, officer, agent, employee or other Person acting on behalf of the Seller or any Company has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

Section 5.11 Organization and Charter Capital of Kolangon and Kolangon Subsidiaries

(a) As of the Execution Date and immediately prior to each of the Closing Date and the date of payment of the Final Installment Date:

(i) Kolangon is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of Kolangon is 8,400 (eight thousand four hundred) Rubles, and the Interest represents 100% of the charter capital of Kolangon and is owned by Fortland;

(ii) Aston (as described in Part C of Exhibit 1) is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of Aston is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of Aston and is owned by Kolangon;

(iii) Dial-Impex (as described in Part D of Exhibit 1)is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of Dial-Impex is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of Dial-Impex and is owned by Kolangon;

(iv) Interwest (as described in Part E of Exhibit 1) is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of Interwest is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of Interwest and is owned by Kolangon;

(v) MediaInform (as described in Part F of Exhibit 1) is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of MediaInform is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of MediaInform and is owned by Kolangon;

(vi) PrimeTime (as described in Part G of Exhibit 1) is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of PrimeTime is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of PrimeTime and is owned by Kolangon;

(vii) ElcomLine (as described in Part H of Exhibit 1)is a limited liability company duly organized, validly existing and in good standing under the Laws of the Russian Federation. The charter capital of ElcomLine is 10,000 (ten thousand) Rubles, and the Interest represents 100% of the charter capital of ElcomLine and is owned by Kolangon;

(b) There are no Liens in respect of the Interest. The Interest has been validly issued and fully paid for in accordance with applicable Law. There are no options, warrants or instruments convertible into any interest in the charter capital of the Company nor are there any voting restrictions or agreements or undertakings in respect to the foregoing.

(c) Other than the Kolangon Subsidiaries, Kolangon has no subsidiaries or branches nor does any Kolangon Subsidiary have any subsidiaries or branches.

Section 5.12 Licenses.

(a) At Closing Date the Required Permits to provide DVB-T Services in the cities of Moscow and St. Petersburg via: (a) minimum of seven (7) channels in Moscow and (b) minimum of five (5) channels in St. Petersburg (including License AB No. 222995) and other Authorizations and contracts required for the Companies (or which in good business practice are reasonable to obtain) to conduct their respective business have been validly obtained and are held by the Companies and such Authorizations are in full force and effect. To the best of the Seller’s knowledge the Companies have complied and will comply with terms and conditions of any of the above licenses, consents, permits and Authorizations;

(b) To the best of the Seller’s knowledge no action is pending or threatened in respect of liquidation or insolvency of the Companies or seeking to cancel or revoke any of the Companies’ licenses, permits or other Authorizations; and

(c) To the best of the Seller’s knowledge there is no other available information about the Companies or their assets (including its licenses and other Authorizations) which, if disclosed may reasonably be expected to affect the judgment of a prospective investor purchasing the Interest.

Section 5.13 Taxes.

(a) To the best of the Seller’s knowledge each Company has at all times submitted to all relevant Taxation Authorities by the requisite dates every computation, return and all information for the purpose of Tax however required and properly maintained all records in respect of Tax, and in each such computation, return and information is save for matters being customary market practice, in compliance with applicable Laws and leaves no material matter unresolved regarding the tax affairs of each Company.

(b) To the best of the Seller’s knowledge there is no dispute pending with any Taxation Authority, official notice of which has been given to the Seller or either Company regarding material liability or potential liability to any Tax recoverable from either Company or regarding the availability of any relief from Tax.

(c) To the best of the Seller’s knowledge each Company has properly made all Tax payments within the times and in the amounts required by applicable Laws, and made all deductions or withholdings on account of Tax which are required by applicable Laws and has properly accounted to the relevant Tax Authority for all amounts of Tax so paid, deducted or withheld.

(d) Neither Kolangon nor any Kolangon Subsidiary has entered into any arrangement for the purpose of artificially reducing its social fund or other Tax obligations within the Russian Federation or otherwise entered into a transaction or series of transactions without a valid business purpose.

Section 5.14 Commitments.

Except as set forth in Schedule 1 attached hereto, the Companies are not a party to nor bound by any:

(a) employment, termination, secondment or severance agreement, contract, arrangement or understanding that has an aggregate future liability in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency);

(b) covenant not to compete or other covenant restricting the development, manufacture, sale, marketing or distribution of the products and services of the Companies;

(c) agreement, contract or other arrangement with (A) Seller or any Affiliate of Seller (other than either of the Companies) or (B) any current or former officer, director, employee or independent contractor of the Seller or either of the Companies, or any Affiliate of the Companies including without limitation any consulting or service agreement or similar arrangement (other than employment agreements covered by Section 5.14 (a) above);

(d) agreement, contract or other arrangement relating to the ownership, lease, sublease, use, occupancy, management or operation of any Real Property, including leases and subleases relating to leased Real Property which has an aggregate annual future liability or receivable, as the case may be, in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency) and is not terminable by either of the Companies by notice of not more than thirty (30) days without any cost or penalty;

(e) agreement, contract or other arrangement with any Person (other than the Companies) under which either of the Companies is either the lessee of, or holds or uses, or is the lessor of, or makes available for use, any machinery, equipment, vehicle or other tangible personal property which has an aggregate annual future liability or receivable, as the case may be, in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency) and is not terminable by either of the Companies by notice of not more than thirty (30) days without any cost or penalty;

(f) (A) continuing agreement or contract for the future purchase of materials, supplies, equipment or other products or (B) service, consulting, management or other similar type of agreement or contract, in either such case which has an aggregate future liability in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency) and, is not terminable by either of the Companies by notice of not more than thirty (30) days without cost or penalty;

(g) continuing agreement or contract for services offered by or products of either of the Companies on behalf of parties other than the Companies, except if such agreement or contract is terminable by either of the Companies by notice of not more than thirty 30 days without cost or penalty;

(h) notwithstanding the generality of the other items herein agreement, contract or arrangement for rent of circuits and channels from other operators;

(i) agreement, contract or arrangement for the placement of advertising or other promotional activities which has an aggregate future liability in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency) and is not terminable by either of the Companies by notice of not more than thirty (30) days without cost or penalty;

(j) any material license, option or other agreement relating in whole or in part to the Intellectual Property (including any license or other agreement under which either of the Companies is licensee or licensor of any such Intellectual Property) or to confidential information or proprietary rights and processes of either of the Companies, or any other Person;

(k) agreement, contract or other instrument under which either of the Companies has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person or any other note, bond, debenture or other evidence of Indebtedness issued to any Person in any such case which, individually, is in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency);

(l) agreement, contract or other instrument under which (A) any Person has, directly or indirectly, guaranteed any Indebtedness or other liabilities or obligations of either of the Companies or (B) either of the Companies has directly or indirectly guaranteed any Indebtedness or other liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(m) agreement, contract or other instrument under which either of the Companies has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than trade advances or prepayments made in the ordinary course of business;

(n) mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon personal property (movable property) of either of the Companies, which Lien or other encumbrance is not a Permitted Lien;

(o) agreement, contract or instrument providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Companies;

(p) agreement, contract or arrangement whereby either of the Companies is entitled to direct the management or operations of, or for the avoidance of doubt, to give “binding instructions” to (as such phrase is interpreted under the Laws of the Russian Federation), any other Person; or

(q) other agreement, contract, lease, license, commitment or instrument to which either of the Companies is a party or by or to which it or any of its assets, properties or business is bound or subject which has an aggregate future liability to any Person in excess of USD 100,000 (One hundred thousand) (or the equivalent thereof in any other currency).

Section 5.15 Contracts.

(a) To the best of the Seller’s knowledge all agreements, contracts, leases, licenses, commitments or instruments of the Companies (collectively, the “Contracts”) are valid, binding and in full force and effect and are enforceable by either of the Companies in accordance with their respective terms, subject to the qualification, however, that the enforcement of the rights and remedies created thereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles (whether applied by a court of law or equity), and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

(b) To the best of the Seller’s knowledge the Companies have performed all material obligations required to be performed by them to date under the Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and to the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(c) Seller has provided or made available to Buyer a true, complete and correct copy of each of the Contracts and true and complete descriptions of any oral Contracts.

Section 5.16 Intellectual Property Rights.

(a) Neither Company owns or otherwise has any interest in or license to any: (a) patents, trademarks, trade names, service marks and copyrights, together with all applications and registrations applicable to any of the foregoing in the Russian Federation (the “Intellectual Property”), or (b) Internet domain names and applications therefor.

(b) Each Company has a valid right of use of Intellectual Property necessary to conduct its business as presently conducted.

Section 5.17 Assets Other than Real Property.

(a) In addition to the items listed on Schedule 2, Kolangon has sole and exclusive ownership of, and good and valid title to, all other assets (movable property) reflected on the Balance Sheets or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheets in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens); and these assets (movable property) are the assets (movable property) that are materially necessary in the operation of the businesses conducted by Kolangon.

(b) All of the property of the Companies (other than Fortland) (i) is located within Moscow, Russian Federation; (ii) has been maintained in accordance with applicable Laws, the past practice of Kolangon and generally accepted industry practice, (iii) is in good operating condition and repair, ordinary wear and tear excepted; and each Company holds necessary Authorizations for the importation, installation and operation of its movable property, if applicable.

(c) There are no developments affecting any movable property or assets of Kolangon pending or threatened which may detract from the value, interfere with any present or intended use, or adversely affect the marketability of any such movable property or assets.

(d) Fortland does not own or otherwise have any interest in movable property, and neither Company has entered into any legally binding agreement for the purchase or lease of any such movable property assets.

(e) This Section 5.17 does not relate to real property or interests in real property (immovable property) and assets characterized as Intellectual Property, such items being the subject of Section 5.16 and Section 5.18., respectively.

Section 5.18 Real Property Leased or Owned.

Neither Company owns or has any interest in any land or buildings or real property (immovable property), and neither Company has entered into any legally binding agreement for the purchase or lease of any such interest in any land or buildings or real property (immovable property), except that Kolangon (acting as a lessee) has entered into rent agreement 1 07-20/01A, dated September 26, 2006.

Section 5.19 Insurance.

Neither Company maintains casualty, directors and officers liability, general liability or any other type of insurance policy.

Section 5.20 Legal Proceedings.

(a) There are no Actions pending or, to the best knowledge of Seller, threatened against, relating to either of the Companies or any of their assets and properties which (i) may result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Buyer, or (ii) if determined adversely to the Companies, may result in (x) any injunction or other equitable relief against either of the Companies that would interfere with its business or operations or (y) losses by either of the Companies, individually or in the aggregate with losses in respect of other such Actions, exceeding USD 100,000 (one hundred thousand) (or the equivalent thereof in any other currency); and

(b) To the knowledge of Seller, no facts or circumstances exist that may give rise to any Action that would be required to be disclosed pursuant to paragraph (a) above.

Section 5.21 Compliance with Laws; Permits and Licenses.

(a) Except for any violation or alleged violation of any Law by either of the Companies that has been fully and finally resolved before a court of competent jurisdiction or otherwise settled in a manner not likely to result in any further loss or liability to either of the Companies:

(i) the Companies are, and have at all times been, in compliance with all Laws of the Russian Federation and any other jurisdiction applicable to the Company, except for such non-compliance which could not be expected to have a material adverse effect on the Companies each taken individually or the Companies taken as a whole,

(ii) neither of the Companies has received notice from any Governmental Entity of any pending action to take all or any part of the properties or assets of either of the Companies (whether leased or owned, including without limitation any of the Real Property) by condemnation, nationalization or right of eminent domain and, to the knowledge of Seller, no such actions are threatened.

(b) Schedule 3 sets forth all material Authorizations necessary for the lawful operation of the businesses of the Companies as presently conducted, including without limitation all licenses and other Authorizations obtained by the Companies as required in connection with the provision of DVB-T Services within Moscow and St. Petersburg and for the operation or occupancy of the properties or assets owned, leased or used by either of the Companies in their respective businesses. All scheduled Authorizations are validly held by the Companies and are, and shall continue to be, in full force and effect for their respective terms. Any applications for the renewal of any such Authorization which are due prior to the Closing Date will be timely made or filed by the Companies, as applicable. No Action is pending or, to the knowledge of Seller, threatened that may result in the modification, suspension, revocation, withdrawal or termination of, or any limitation on, any such Authorization, and to the knowledge of Seller, there is no valid basis for any such Action.

Section 5.22 Benefit Plans; Termination and Severance Agreements.

(a) Neither of the Companies has any employee benefit plan, program, arrangement, agreement or fund, including without limitation any savings, profit sharing, annuity, retirement, deferred compensation, bonus, incentive (including stock options or other securities related incentives), employee health related, life insurance, short and long term disability, vacation pay, severance pay, other welfare and fringe benefit and similar plans, programs, understandings, arrangements or agreements for any past or present employees of the Companies.

(b) The consummation of the Acquisition will not result in any obligation of either of the Companies to pay any director, officer or employee of the Companies severance pay or termination benefits so long as such employee remains employed by either of the Companies (save in respect of the officers resigning at Closing, who shall not be entitled to any severance pay or termination benefits).

Section 5.23 Employee and Labor Matters.

Neither of the Companies is a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of either of the Companies, nor does any labor union or collective bargaining agent represent any employees of either of the Companies. The Companies are in compliance with all applicable employment, labor and similar Laws, except for any failure to comply which could not be expected to have a material adverse effect on either of the Companies, each taken individually or taken as a whole. Each of the Companies are up to date in respect of their respective salary and other payment obligations to the employees (including any compensation of unused vacations or any other payments). There are no pending or, to the knowledge of the Seller, threatened Actions against either of the Companies or any current or former employee, officer or director of either of the Companies before any Governmental Entity responsible for the prevention of unlawful employment practices.

Section 5.24 Powers of Attorney; Bank Accounts.

Schedule 4 attached hereto contains a complete and accurate list of all (i) outstanding powers of attorney or similar authorizations given by each Company, other than powers of attorney granted to employees for routine non-substantial business tasks, and (ii) all banks, securities brokers and other financial institutions at which either Company has an account or maintains a banking, custodial, trading or other similar relationship, together with a full description of each such account or relationship and all Persons who are signatories thereunder or who have access thereto.

Section 5.25 Customer Accounts Receivable and Advances Issued.

All customer accounts receivable and advances issued of the Companies, whether reflected on the Balance Sheets or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts which are reflected on the Balance Sheets or accrued after the date of the Balance Sheets in the ordinary course of business consistent with past practice. Each of the Companies has good and marketable title to their respective accounts receivable, free and clear of all Liens other than Permitted Liens. During the three (3) year period prior to the Execution Date , neither of the Companies has sold, pledged or otherwise disposed of any of its accounts receivable in connection with any receivables-type financing or factoring-type financing or similar transaction.

Section 5.26 Customers and Suppliers.

None of the ten (10) largest customers and the ten (10) largest suppliers of the Companies have ceased or reduced its use of the services of, sales to or provision of services to, the Companies nor to the Knowledge of the Seller no such customer or supplier has threatened to cease or reduce such use, sales or provision of services after the Execution Date. To the knowledge of Seller, no such customer or supplier is threatened with bankruptcy or insolvency.

Section 5.27 No Undisclosed Liabilities.

To the best of the Seller’s knowledge there are no liabilities of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability, other than:

(a) liabilities provided for in the Balance Sheets;

(b) liabilities disclosed in Exhibit 5 attached hereto or that are the subject of an agreement, contract or other instrument disclosed in Schedule 1; and

(c) other undisclosed liabilities incurred in the ordinary course of business since the date of the Financial Statements which, individually or in the aggregate, are not material to the business, assets, properties, prospects or condition (financial or otherwise) of either of the Companies, each taken individually, or the Companies taken as a whole.

Section 5.28 Permitted Debt.

Except for set forth in Exhibit 5, neither of the Companies owes, or is in any way obligated to pay, any amount to Seller or any of its affiliates or subsidiaries or any of their respective officers, directors, or employees (other than the Companies).

Section 5.29 No Liens.

There are no Liens on the ownership, membership or other equity interests in, and any assets or property of either of the Companies, other than Permitted Liens. that secure the payment or performance of obligations of any Person (other than the Companies as disclosed in the Schedules).

Section 5.30 No Third Party Authorizations.

There are no Authorizations held in the name of Seller or any of its Affiliates, or any of their respective employees, officers, directors, stockholders or agents, on behalf of either of the Companies.

Section 5.31 No Material Misstatement or Omission.

No representation or warranty of Seller in this Agreement, the Schedules delivered herewith or any certificate furnished by Seller in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading. Seller has not knowingly withheld from Buyer any material facts relating to the Companies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date and up to the Date of Interest Transfer hereunder, as follows:

Section 6.1 Organization and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 6.2 Due Authorization; Binding Obligation.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar Laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 6.3 Non-Contravention.

The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of Authorization or obligation of Buyer to any Person, or result in the creation of any Lien (other than Permitted Liens) upon the property or assets of Buyer under, any of the terms, conditions or provisions of (1) the charter documents, certificate of incorporation or by-laws or other constitutive documents of Buyer, or (2) any covenant or agreement to which Buyer is a party or by which the property or the assets of Buyer are bound, or (3) any Law in respect of which Buyer is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the Buyer or adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 6.4 Regulatory Approvals.

The Buyer represents that it is not required to file, seek or obtain any Authorization, nor any consent, permission, waiver, allowance, authorization, notification, application, permit, certificate or other approval granted, given, required or otherwise made available by any Person other than a Governmental Entity in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except for the prior FAS Approval that has been duly obtained by the Buyer.

ARTICLE VII

PRE-CLOSING COVENANTS

(a) The Seller shall ensure that from the date of this Agreement until Closing Date the business of each Company is carried on in the ordinary and usual course and in compliance with the Law and that neither Company shall enter into any contract or commitment or do anything which, in any such case, is out of the ordinary and usual course of its business without the prior consent in writing of the Buyer. In particular, but without limiting the foregoing, the Seller shall procure that from the date of this Agreement until Closing, save with the prior consent in writing of the Buyer, none of the Companies shall:

(i) change or alter their corporate structure or amend its Organizational Documents or other governing documents (save as and if necessary to covert the Seller Shares into the Preferred Shares), or initiate or undertake their liquidation or dissolution, change its charter capital (save as and if necessary to covert the Seller Shares into the Preferred Shares) or grant Liens, any options or rights in respect of equity interest in any member of any Company;

(ii) enter into any agreement or arrangement or permit any action whereby any Company assumes liability (actual or contingent) for the amount in excess of USD 10,000;

(iii) dispose of or enter into any agreement to dispose of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or assets;

(iv) mortgage, pledge or subject to any Lien (other than Permitted Liens, notified to the Buyer), any of its assets, properties or business;

(v) commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection);

(vi) enter into any transaction or undertake an action which may result in breach of the Seller’s warranties under Article V;

(vii) agree, in writing or otherwise, to do any of the foregoing.

(b) The Seller shall forthwith disclose in writing to the Buyer any matter or thing which may arise or become known to either of the Seller after the Execution Date and before Closing Date which is inconsistent with any of the warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the Execution Date hereof down to Closing Date.

(c) The Seller and the Buyer agree that the FAS Approval shall be obtained, and all requests and enquiries from the FAS shall be dealt with at the Buyer’s expense, by the Seller and the Buyer in consultation with each other and the Seller and the Buyer shall co-operate with each other and provide all reasonably necessary information and assistance required by the other as soon as reasonably practical upon being requested to do so. The Seller shall provide the Buyer with all necessary information and documents required for the obtaining of the FAS Approval.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement.

(a) The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written agreement at any time prior to the occurrence of the Closing Date.

(ii) Buyer shall be entitled to terminate this Agreement by giving written notice to the Seller in the event that the Seller has breached any material warranty or covenant contained in this Agreement in any material respect, provided that Buyer has notified Seller of such breach prior to the third anniversary of the Closing Date, and, if capable of cure, such breach has continued without cure for a period of thirty (30) days after the notice of breach.

(b) Following a notice of termination as provided for in Section 8.1(a)(ii) above,

(i) the amount of the Purchase Price (if paid to Seller) shall become due and payable by Seller to Buyer and

(ii) Buyer shall

(1)	transfer and deliver to Seller all Acquisition Shares (if transferred to the Buyer) and all of Buyer’s ownership rights, title and interest in and to the Acquisition Shares, free and clear of any Liens; and

(2)	all dividends and other distributions (if any) received by Buyer from the Seller after the Closing Date in respect of the Acquisition Shares in accordance with Section 2.1(b) of this Agreement.

(c) The provisions of Articles VIII, IX and Sections 10.8, 10.11 and 10.12 shall survive termination of this Agreement under this Article VIII or otherwise.

ARTICLE IX

INDEMNIFICATION

Each of the Parties will indemnify, defend, save and hold the other Party from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other costs and expenses incident to any suit, action or proceeding) that may be suffered by any of them arising directly out of, or in connection with, (a) any breach of any representation and warranty given or made by the Party herein, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Party under this Agreement in accordance with the effective decision of competent court as set forth by Section 10.12 (Dispute Resolution) of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Effectiveness of the Agreement.

(a) Subject to paragraph (c) below, notwithstanding anything to the contrary herein, this Agreement is not shall not be deemed to be effective and no rights or obligations of any party hereto are created hereby unless and until the Board of Directors of GTI approves the Transaction Documents and notice of such approval is sent to the Seller (the “Effective Date”). For the avoidance of doubt, this Agreement shall become fully effective on the Effective Date.

(b) The Seller acknowledges and agrees that the Board of Directors of GTI has no obligation to approve the Transaction Documents.

(c) The Seller agrees to comply with the Transaction Documents after the Execution Date through the Effective Date, as if it were binding upon it, provided that the Seller shall cease to comply with the Transaction Documents if the Board of Directors of GTI shall have not approved the Transaction Documents within 10 days following the Execution Date.

Section 10.2 Severability.

It is expressly understood and agreed that any condition or provision of this Agreement (including without limitation any condition precedent) that is invalid or unenforceable shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.3 Integration.

This Agreement, the Schedules and Exhibits hereto, and the Transaction Documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter hereof.

Section 10.4 Assignment.

This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Neither Party shall assign rights or delegate responsibilities hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld.

Section 10.5 Survival.

The liability for breach of the representations and warranties contained herein shall survive until the expiration of the statutes of limitations applicable to each particular represented or warranted matter and provided for by the Laws applicable thereto.

Section 10.6 Counterparts.

This Agreement is executed in English with (one) 1 original for each Party hereto.

Section 10.7	Requirement of Writing.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

Section 10.8 Expenses; Interest.

(a) Each of the Parties hereto shall pay, without right of reimbursement from the another Party or from the Companies, its own costs, Taxes as well as all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

(b) Any amount overdue hereunder shall bear an interest at the rate of 3 (three) percent per annum.

Section 10.9 Notices.

Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by fax (original followed by mail), or by recognized overnight courier service, charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by courier, as follows:

If to Buyer:
SFMT-CIS, Inc.

2831 29th Street, NW Washington, D.C. 20008, USA

Attn:	Julia Marx

Fax: +1 (202) 332-4877

Telephone: +1 (202) 332-5997

with a copy to:

Moscow Representative Office of Golden TeleServices, Inc.

1, Kozhevnichesky Proezd, 2nd floor Moscow, 115114, Russia Attn:	General Counsel Fax: +7 (495) 797-9306 Telephone: +7 (495) 967-1323

If to Seller:

Sea Meadow House, Blackburne Highway (P.O.Box 116),
Road Town, Tortola, British Virgin Islands
Attn: E.Roytman

Fax: +7 (495) 969-2388

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

Section 10.10 Seller’s Bank Account.

All payments by Buyer under this Agreement shall be made to the following bank account of Seller:

Bank: SWIFT: Acct No.:	Bank of Cyprus PLC, IBU NICOSIA 28 Michalakopoulou street, CY-1075 Ayii Omolyitae, Nicosia, Cyprus BCYPCY2N 0155 – 40 – 572639 – 06

in accordance with the applicable currency control rules and regulations.

Section 10.11	Governing Law.

This Agreement will be construed and interpreted in accordance with and governed by the Laws of the State of New York, United States of America, without regard to its conflict of law rules.

Section 10.12 Dispute Resolution.

(a) Appointment of Agents of Service of Process; Consent to Jurisdiction. Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding under this Agreement, with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 10.9. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.12 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 10.12.

(b) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT, THE BREACH THEREOF AND/OR THE SCOPE OF THE PROVISIONS OF THIS SECTION 10.12, WHETHER SOUNDING IN CONTRACT OR TORT, AND INCLUDING ANY CLAIM FOR FRAUDULENT INDUCEMENT THEREOF.

Section 10.13 Confidentiality.

Each of Seller and Buyer will hold and will cause its Affiliates and the respective directors, employees, advisors, to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning Seller and the Company furnished to Buyer and all documents and information concerning Buyer furnished to Seller in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by Buyer prior to its disclosure by Seller to Buyer, (b) previously known by Seller prior to its disclosure to Seller by Buyer, (c) in the public domain through no fault of either Seller or Buyer or (d) later lawfully acquired by either Seller or Buyer from other sources that are not under an obligation of confidentiality) and will not release or disclose such documents or information to any other Person, except in connection with this Agreement to its lenders, auditors, counsel, financial advisors and other consultants and advisors.

Section 10.14 No Insider Trading.

If either Party obtains material, nonpublic information about the other Party or any of its Affiliates, businesses, subsidiaries or ventures in the course of the transaction contemplated by this Agreement, such Party agrees that neither it nor its representatives will trade, and that it will undertake reasonable precautions to disallow its representatives from trading, in the securities of the other Party or any of its Affiliates (to the extent such securities are publicly traded) during such time as such information is material and nonpublic.

Section 10.15 Public Announcements.

None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of Buyer, obtaining the prior written approval of Seller and (b) in the case of Seller, obtaining the prior written approval of Buyer, except in each case as may be required by Law or regulations of securities exchanges. Approvals under this Section shall not be unreasonably withheld or delayed.

Section 10.16 No Third-Party Beneficiaries.

Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the Parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been validly executed and delivered by the duly authorized representatives of the Parties hereto as of the Execution Date.

BUYER:	SELLER:
SFMT-CIS, Inc.	BELMARK ENTERPRISES, INC.

By: Alexander Vinogradov, President	By: Evgeny Roytman

Under Power of Attorney of April 19, 2006 Under Power of Attorney of July 18, 2006

EXHIBIT 1

Part A

FORTLAND LIMITED

Name:	FORTLAND LIMITED
IBC Number:	669724
BVI Company Number:	1059968
Sea Meadow House, Blackburne Highway
(P.O. Box 116), Road Town, Tortola,
Registered Office:	British Virgin Islands
Sea Meadow House, Blackburne Highway
(P.O.Box 116), Road Town, Tortola,
Mailing Address:	British Virgin Islands
1,000,000 registered shares with a par
Authorized Share Capital	value of USD 0.01 each
1,000,000 registered shares with a par
Issued Share Capital:	value of USD 0.01 each

Sarah Petre-Mears
Directors:	Edward Petre-Mears

Accounting Reference Date:	31 December

Auditors:	None

EXHIBIT 1

Part B

KOLANGON

Name:	Limited Liability Company “KOLANGON-OPTIM”

Registered Number:	1027739789406 in the Unified State Register of Legal Entities

Registered Office:	5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow 123104 Russian Federation

Registered Charter Capital:	8,400 Rubles

Registered Participants:	Fortland Limited (registered office at Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands)

General Director	E.V. Roytman

Chief Accountant	E.M. Gubareva

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on September 22, 2006, registered on September 30, 2005

EXHIBIT 1

Part C

Aston

Name:	Limited Liability Company “Aston”

Registered Number:	1057748991618 in the Unified State Register of Legal Entities

Registered Office:	5-1, Marksistskaya Street, Moscow, 109147, Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow, 123104, Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	A.N. Glukhov

Chief Accountant	A.N. Glukhov

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 21, 2006

EXHIBIT 1

Part D

Dial-Impex

Name:	Limited Liability Company “Dial-Impex”

Registered Number:	1057748866163 in the Unified State Register of Legal Entities

Registered Office:	5-1, Marksistskaya Street, Moscow, 109147, Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow, 123104, Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	I.M. Panin

Chief Accountant	I.M. Panin

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 20, 2006

EXHIBIT 1

Part E

INTERWEST

Name:	Limited Liability Company “INTERWEST”

Registered Number:	1057747341112 in the Unified State Register of Legal Entities

Registered Office:	70/41, Pyatnitskaya Street, Moscow, 115095, Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow, 123104, Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	I.M. Panin

Chief Accountant	I.M. Panin

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 20, 2006

EXHIBIT 1

Part F

MediaInform

Name:	Limited Liability Company “MediaInform”

Registered Number:	1057748158214 in the Unified State Register of Legal Entities

Registered Office:	101, Yuzhnobutovskaya Street, Moscow, 117042, Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow 123104 Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	I.M. Panin

Chief Accountant	I.M. Panin

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 20, 2006

EXHIBIT 1

Part G

PrimeTime

Name:	Limited Liability Company “PrimeTime”

Registered Number:	1057748866340 in the Unified State Register of Legal Entities

Registered Office:	5-1, Marksistskaya Street, Moscow, 109147, Russian Federation

Mailing Address:	5/1 B. Palashevskiy per., Moscow 123104 Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	I.M. Panin

Chief Accountant	I.M. Panin

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 20, 2006

EXHIBIT 1

Part H

ElcomLine

Name:	Limited Liability Company “ElcomLine”

Registered Number:	1057748920019 in the Unified State Register of Legal Entities

Registered Office:	5-1, Radischevskaya Nizhnyaya Street, Moscow, 109240, Russian Federation

Mailing Address:	5/1, B. Palashevskiy per., Moscow 123104 Russian Federation

Registered Charter Capital:	10,000 Rubles

Registered Participants:	Kolangon-Optim LLC (registered office at 5-1 Solomennoy Storozhki Proezd, Moscow 127206 Russian Federation)

General Director	I.M. Panin

Chief Accountant	I.M. Panin

Accounting Reference Date:	31 December

Auditors:	none

Charter:	Approved by the decision of the sole participant on November 9, 2006, registered on November 20, 2006

EXHIBIT 2

FORM OF TRANSFER INSTRUMENT

FORTLAND LIMITED

Incorporated under the
International Business Companies Act (Cap 291)
of the British Virgin Islands (IBC Number 669724),
Re-registered as a BVI Business Company as of October 27, 2006
(BVI Company Number 1059968)
(the Company)

SHARE TRANSFER

We BELMARK ENTERPRISES, INC. of Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands IN CONSIDERATION of the sum of approximately USD[   ] DO HEREBY TRANSFER TO SFMT-CIS, INC., of 2831 29th Street, NW, Washington, D.C. 20008, USA, 650,000 (six hundred fifty thousand) common shares standing in our name in the share register of the above Company to hold subject to the conditions on which we held the said shares on execution of this transfer.

AS WITNESS the day of [   ] 2006

—
Duly authorised signatory
For and on behalf of
BELMARK ENTERPRISES, INC.

EXHIBIT 3

The list of Russian cities where DVB-T services shall be provided:

1. Moscow and Moscow Region

2. St. Petersburg and Leningrad Region

3. Krasnoyarsk

4. Kazan

5. Nizhni Novgorod

6. Ufa

7. Novosibirsk

8. Vladivostok

9. Volgograd

10. Voronezh

11. Ekaterinburg

12. Irkutsk

13. Krasnodar

14. Omsk

15. Perm

16. Rostov-On-Don

17. Samara

18. Saratov

19. Togliatti

20. Khabarovsk

21. Chelyabinsk

22. Yaroslavl

BUYER:	SELLER:
SFMT-CIS, Inc.	BELMARK ENTERPRISES, INC.

By: Alexander Vinogradov, President	By: Evgeny Roytman

Under Power of Attorney of April 19, 2006 Under Power of Attorney of July 18, 2006

EXHIBIT 4

REQUIRED PERMITS

1.	License to provide communications services for the purposes of air broadcasting (issued by Rossvyaznadzor).

2.	Permit to operate radiofrequencies or radiofrequency channels (issued by Federal Agency for Communications) including i.a. the following specifications:

a.	Bandwidth: 8 megahertz;

b.	Transmitter power: minimum 2 (two) kilowatts.

3.	Permit to operate DVB-T radio transmitters (issued by Rossvyaznadzor).

4.	Other permits required to provide DVB-T Services.

BUYER:	SELLER:
SFMT-CIS, Inc.	BELMARK ENTERPRISES, INC.

By: Alexander Vinogradov, President	By: Evgeny Roytman

Under Power of Attorney of April 19, 2006 Under Power of Attorney of July 18, 2006

EXHIBIT 5

PERMITTED DEBT

BUYER:	SELLER:
SFMT-CIS, Inc.	BELMARK ENTERPRISES, INC.

By: Alexander Vinogradov, President	By: Evgeny Roytman

Under Power of Attorney of April 19, 2006 Under Power of Attorney of July 18, 2006

EXHIBIT 6

[Form of Buyer’s Confirmation Notice]

To: BELMARK ENTERPRISES, INC.
Sea Meadow House, Blackburne Highway (P.O.Box 116),
Road Town, Tortola, British Virgin Islands

Date:

CONFIRMATION NOTICE

Reference is made to:

1.	the Share Purchase Agreement, dated December 15, 2006, (the “Purchase Agreement”), by and among SFMT-CIS, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (the “Buyer”), and BELMARK ENTERPRISES INC., an International Business Company incorporated in the territory and under the laws of the British Virgin Islands (the “Seller”), and

2.	Seller’s Notice on conditions precedent to the Buyer dated .

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

The Buyer hereby confirms that all of the conditions precedent to the Closing for which the Seller is responsible have been satisfied and that the original documents required for the Closing have been provided to the Buyer.

SFMT-CIS, Inc.

By:
Jean-Pierre Vandromme
CEO

EXHIBIT 7

[Form of Seller’s Notice on Conditions Precedent]

To: SFMT-CIS, Inc.
2831 29th Street, NW
Washington, D.C. 20008, USA

Date:

NOTICE ON CONDITIONS PRECEDENT

Reference is made to the Share Purchase Agreement, dated December 15, 2006, (the “Purchase Agreement”), by and among SFMT-CIS, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (the “Buyer”), and BELMARK ENTERPRISES INC., an International Business Company incorporated in the territory and under the laws of the British Virgin Islands (the “Seller”).

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

The Seller hereby certifies that all of the conditions precedent to the Closing for which the Seller is responsible have been satisfied and that the original documents required for the Closing have been provided to the Buyer.

BELMARK ENTERPRISES, INC.

By:
Evgeny Roytman
Under Power of Attorney of July 18, 2006

Schedule 1 (Commitments)

Real Property
[1]	Committing Company	Type of Commitment	Agreement
1.	OOO Kolangon-Optim	Rent of premises at 6, 2nd Spasonalivkovsky Lane, Moscow	Lease Agreement [1] 07-20/01À, dated September 26, 2006 , with ZAO “Promsvyaz-nedvizhim ost” “D.U.”

Services

[1]	Committing Company	Type of Commitment	Agreement

1.	OOO Kolangon-Optim	Services to gain necessary permits from the Ministry of Defense for the use of the radio frequencies	Service Agreement [1] ÑÃ/5-2005, dated January 25, 2006, with GNPP “ATS”

Schedule 2 (Real Property Leased or Owned)

Value of the
[1]	Address	Lessor	Square Meters	Agreement [1]	Terms of the Lease	Agreement
	6, 2nd	ZAO	1752 sq.m (office)		September 26, 2006
	Spasonalivkovsky	“Promsvyaz-nedvizhim	+ 497 sq.m		– September 26,
1.	Lane, Moscow	ost” “D.U.”	(basement)	07-20/01À	2011	USD 6,091,608

Schedule 3 (Authorizations)

[TO BE COMPLETED PRIOR TO CLOSING]

Schedule 4 (Powers of Attorney; Bank Accounts)

[TO BE COMPLETED PRIOR TO CLOSING]